UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 27, 2011
(Date of earliest event reported)

NATURAL RESOURCES USA CORPORATION
(Exact name of registrant as specified in its charter)

000-15474
(Commission File Number)

Utah	87-0403973
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3200 County Road 31, Rifle, Colorado 81650
(Address of principal executive offices, including zip code)

(214) 253-2556
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On July 27, 2011, the Audit Committee of the Board of Directors of Natural Resources Corporation (“NRUC”), after discussion with Management, determined that previously issued financial information for the six months ended December 31, 2010 should be restated as a result of our need (i) to file tax returns individually for NRUC, its wholly-owned subsidiary, Natural Soda Holdings, Inc. (“NSHI”), and NSHI’s wholly-owned subsidiary, Natural Soda, Inc. (“NSI”), as elections to consolidate had not been made as required, rather than on a consolidated basis as was done in the past, and (ii) to record an increase to our asset retirement obligation of $394 thousand with a corresponding increase in fixed assets.

As a result of our need to file tax returns individually for NRUC, NSHI and NSI, rather than on a consolidated basis, losses incurred at one entity are not allowed to be offset against profits incurred at another, which is how we accounted for these previously.  Consequently, as a result of filing tax returns separately, NRUC and NSI may have an income tax liability.  The amounts of any tax liability are currently being determined by our former independent registered public accounting firm, HJ and Associates (“HJ”), in consultation with our current independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), along with the amounts of any deferred tax assets and their impact on net income.  We anticipate that our net income for the six months ended December 31, 2010, will be reduced substantially.

Accordingly, the consolidated financial statements contained in our previously filed Transition Report on Form 10-KT for the six months ended December 31, 2010, should no longer be relied upon.  Management has discussed these matters with PwC and HJ.  We expect to amend our Transition Report on Form 10-KT as soon as practicable to include restated consolidated financial statements for the six months ended December 31, 2010, based on final review of tax positions.

Filing of our tax returns on an unconsolidated basis does not affect the preparation of our consolidated financial statements except as discussed above.  Any changes to our deferred tax asset or tax liability will not affect our revenues, cost of goods sold or operating income before depreciation, depletion and amortization expense reported in our transition report for the six months ended December 31, 2010.  As discussed above, net income will be reduced substantially.

As of the date of this Current Report on Form 8-K, we are continuing to review these and related issues regarding the financial statements with our current and former independent public accounting firms.  Accordingly, the consolidated financial statements are not finalized.  As such, additional changes or adjustments could arise.  We expect to file our amended Transition Report on Form 10-KT and our Quarterly Report on Form 10-Q for the period ended March 31, 2011 within the next 60 days.

In addition, due to the missed filings referred to above, we intend to seek Section 9100 relief from the Internal Revenue Service which, if granted, would allow us to re-consolidate the above mentioned tax returns and minimize or eliminate the additional tax payments required due to filing on an individual basis. We anticipate that the IRS will make a determination on this matter within six months.

ITEM 8.01.	OTHER EVENTS

Preliminary Financial Results for the Quarter ended March 31, 2011 (in thousands, except tonnage information)

Although we are not currently able to file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the review of this financial information has not been completed by our current independent registered public accounting firm, we have calculated our revenues and gross profit for the period.  Our revenues were $5,968 for the quarter ended March 31, 2011, an increase of 11.6% on revenues of $5,349 for the comparable period in the prior year, on sales of 30,203 tons and 25,870 tons in each of the respective periods, an increase of 16.7%.  While our revenue per ton decreased 4.4%, our cost of goods sold before depreciation per ton decreased by 17.2% as a result of economies of scale achieved through the higher volume of production; although the actual cost of goods sold before depreciation did not change significantly at $3,328 from $3,443 in the prior period.  Consequently, gross profit increased 38.4% from $1,907 in the prior period to $2,640 in the quarter ended March 31, 2011.  Gross profit per ton sold increased by 18.6%.  We anticipate that our tax liability for this period will be substantially higher than in prior periods, based on the adjustments discussed above, which will affect our net income.  Our full financial results for the period will be included in our Form 10-Q for the period and are subject to normal adjustments.

Internal Control over Financing Reporting

As part of management’s on-going assessment of internal control over financial reporting, we identified a deficiency in our internal control over financial reporting that we have deemed to be a material weakness under the standards of the Public Company Accounting Oversight Board, which material weakness we are currently in the process of evaluating and remediating.  The material weakness was related to our income tax filing processes, determination of our income tax expenses (benefits) and associated balance sheet accounts (current and deferred balances) and related reporting of such matters.  As we have not completed the assessment of the effectiveness of our internal control over financial reporting for the year ending December 31, 2011, as of the date of this Current Report on Form 8-K, we cannot assure you that we will not identify other material weaknesses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCES USA CORPORATION (Registrant)
Date: July 28, 2011

	By:	/s/ Robert van Mourik
	Name:	Robert van Mourik
	Title:	Chief Financial Officer